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                                                                      Exhibit 23



                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
Centocor, Inc.:


We consent to incorporation by reference in Registration Nos. 33-35729, 33-38110, 33-16286, 33-7311, 33-23481, 33-28975, 33-26810, 33-44231, 33-44072,
and 33-29141 on Form S-3 in Registration Statement No. 33-51421 on Form S-4, and in Registration Statement Nos. 33-35731, 2-86486, 33-35730, 33-00167, 33-16285,
33-16284 and 33-23480 on Form S-8 of Centocor, Inc. of our report dated March 11, 1994, relating to the consolidated balance sheets of Centocor, Inc. and subsidiaries as December 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity and cash flows and related consolidated financial statement schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Centocor, Inc.; and of our report dated March 11, 1994 relating to the balance sheets of Centocor Partners III, L.P. as of December 31, 1993 and 1992 and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Centocor, Inc. and which report contains an explanatory paragraph that states that the continuation of the product research programs by the Partnership is dependent upon the general partner continuing to provide funding and/or the ability of the Partnership to obtain funding from another source.


/s/ KPMG Peat Marwick


Philadelphia, Pennsylvania
March 28, 1994